Exhibit 10.29

(TRANSLATION)

[Logo of Enérgya-VM Generación]

ADDENDUM TO AGENCY AGREEMENT

1. CLIENT DETAILS

Name/Company Name: HIDRO NITRO ESPAÑOLA, S.A.

Tax Code (CIF): A-28022796

Registered office: Paseo de la Castellana 259D, Torre Espacio, Floor 49, 28046 Madrid.

2. RECITALS

I.	Whereas Enérgya-VM Generación, S.L.U. and the Client signed an Agency Agreement on 30 June 2012.

II.	Whereas the Parties wish to modify the terms contained in the Agency Agreement pursuant to the contents of this Addendum:

3. MODIFICATION OF THE AGREEMENT

3.1	The Parties hereby agree to modify Clause 3 of the individual terms and conditions of the Agreement, which shall henceforth read as follows:

Once the Initial Term of the Agreement (beginning on the Commencement Date and ending on the Agreement Expiry Date set out in the Individual Terms and Conditions) has elapsed, the Agreement shall be tacitly extended for periods of one year unless either of the Parties gives written notice that it does not wish to extend the Agreement, at least one month in advance of the ordinary expiry date of the Agreement or any of its extensions.

4. OTHER CONDITIONS

4.1	The Parties hereby agree that the contents of this Addendum shall come into effect from 1 January 2014. The Parties shall remain fully bound by any other clauses that have not been modified by means of this Addendum.

4.2	The contents of this Addendum shall be governed by Spanish law. In the event of any disagreement or dispute, the Parties hereby submit to the terms and conditions of the Agreement.

In witness whereof, both Parties hereby sign this present Addendum in duplicate, to one sole effect, on the dates indicated below.

For Enérgya-VM Generación, S.L.U.	For the Client (PP)

[illegible signature]	[illegible signature]

María Luisa Huidobro Arreba (Spanish Identity Document 05229360-B)	María Luisa Huidobro Arreba (Spanish Identity Document 05229360-B)

General Manager, Attorney, pursuant to a deed of Power of Attorney executed on 2 April 2013 in the presence of Madrid Notary Public Martín Maria Recarte Casanova, deed reference number 587.	Attorney, pursuant to a deed of Power of Attorney executed on 23 May 2013 in the presence of Madrid Notary Public Martín Recarte Casanova, deed reference number 938.

Date: 20 December 2013	Date: 20 December 2013

(TRANSLATION)

REPRESENTATION AGREEMENT

General Terms

1.	OBJECT, VALIDITY AND TERMS OF THE AGREEMENT

1.1	By virtue of this Agreement and throughout its life, the Client designates Enérgya VM Generación (“Enérgya”) to act as its representative which, in turn, hereby accepts and undertakes to provide to the Client the necessary representation services in order to sell the electricity generated by the facilities described in the Specific Terms, pursuant to the terms and conditions foreseen in the Agreement and other applicable electricity sector regulations (the “Services”).

1.2	This Agreement will be effective and binding between the Parties following its execution and will have an Initial Term covering the period between the Commencement and Completion Dates of the Services established in the Specific Terms. The Commencement Date of the Services will be subject and conditioned to completion of all the necessary administrative steps, to specifically include notification by the Client to the OM and OS that Enérgya will act as its representative, in the form established in the Specific Terms, and that both the OM and OS have recognised Enérgya for these purposes. If, during the month following signature of the Agreement, for reasons not attributable to Enérgya, Enérgya has not been recognised in these terms or the Client has not completed all the necessary steps to trade on the organized production market by the Commencement Date of the Services, Enérgya will be entitled to terminate this Agreement. Once the Initial Term has elapsed, it will be extended only and only if this is foreseen in the Specific Terms. Otherwise, no extension will take place if one of the Parties informs the other in writing and by authentic means of its wish to not extend the Agreement at least one month before expiration of the Initial Term or any extension thereof. By default, the Agreement will end on the Final Date of the Agreement.

1.3	In any case, Enérgya will be released from any obligations binding the Client prior to signature of this Agreement. Consequently, if a claim is brought against Enérgya for any obligations prior to signature of the Agreement, and Enérgya is held liable, the Parties hereby agree that Enérgya will be entitled to charge the Client for any amounts paid for these items. In any case, the Client will hold Enérgya harmless from any loss and damage.

1.4	Enérgya will be entitled to propose an amendment of the RS, RC and RB, if any, provided that a subsequent regulatory change has arisen with respect to the terms in force at the signature date of the Agreement, binding on either Party, significantly affecting the balance of mutual services provided by the Parties by virtue of this Agreement. In such case, Enérgya will forward the proposed amendment to the Client, and the Client may expressly challenge such amendment by authentic means, within fifteen days following notice of the proposed amendment (provided that the effective date of such regulatory change falls within this term), in which case Enérgya may apply for termination of the Agreement. If, upon expiration of said fifteen-day term, the Client has not brought any challenge, the proposed amendment will be deemed as accepted.

1.5

At the signature date of the Agreement, the Parties hereby declare that this Agreement does not infringe any third party rights, commitments or prior agreements executed by the Parties. In particular, the Client hereby declares that it is fully entitled to act on behalf of the Owner of the Facilities; the latter will be consequently bound by all the commitments and obligations foreseen in this Agreement. Likewise, the Parties hereby declare that they hold all the necessary rights, permits, authorisations and licences to execute this Agreement and to develop their respective corporate objects; the Parties have not been declared in bankruptcy, nor is any bankruptcy procedure pending with respect to the same, nor are they in any situation evidencing their current or imminent insolvency, pursuant to applicable regulations. If any change occurs with respect to the foregoing situation, the Party in a different situation must immediately inform the other Party.

2.	SUPPLY OF INFORMATION AND PROGRAMMING OF ELECTRICITY SURPLUS ON THE PRODUCTION MARKET

2.1	The Client undertakes to provide Enérgya with the information it may require in order to fulfil the obligations stemming from this Agreement. Any programmed stop in the Facilities will be notified by the Client to Enérgya at least one week before the scheduled date, indicating when operation in the Facilities will be reinstated. In the event of other incidents that may arise in the Facilities, which may affect the operating state or electricity generation in the Facilities, the Client will immediately report them and, in any case, will do so no later than the day following their occurrence.

2.2	For the purposes of communicating the Generation Timetable Programme for surplus electricity (“PPROD”), the Client will inform Enérgya no later than 9:00 hours on day “D-1” of its PPROD, with respect to each programmed timetable for the following day “D”. Each PPROD will be notified to Enérgya by the Client through the Enérgya Generators Web (or, otherwise, through an FTP server made available by Enérgya). If the Client fails to inform Enérgya of its PPROD, Enérgya will consider that the PPROD of each programmed timetable for “D” is zero. In any case, the Client will be responsible for any differences arising with respect to the PPROD, and Enérgya will be responsible for any differences arising due to not applying the reported PPROD.

2.3	Enérgya will instrument the sale of electricity generated at the Facilities by making offers on the daily, intra-daily and system adjustment services markets (the “Production Market”), which may be presented on an aggregate and joint basis with the offers of other facilities it also represents, without the Client being able to demand from Enérgya any individualized sale offers for all or part of its generated electricity. Enérgya will use its best endeavours to handle any possible changes in PPROD, notified by the Client at least one hour before each trading session begins, establishing the programming timespan for such session. Enérgya is hereby expressly authorised by the Client to change any nominations and sale and purchase offers made by the Facilities on the Production Market with respect to the PPROD effectively notified by the Client, as long as the technical possibilities of the Facilities so allow.

3.	MEASUREMENT EQUIPMENT

3.1

The Client will connect its Facilities to any measurement and remote-measurement equipment (the “Measurement Equipment”) that is necessary to adequately perform this Agreement. In particular, the Client hereby represents, warrants and undertakes to maintain compliance by the Measurement Equipment of any applicable regulatory provisions. Both Parties hereby agree that the Client will allow Enérgya to access, by telephone or by other remote means, the Facility measurement meter, providing Enérgya to that effect with the necessary parameters, link addresses, entry passwords, including a telephone number or public IP address, and will provide Enérgya with the necessary software to read and receive the measurements of electricity generated by the Facilities; in any case, Enérgya will not be liable for any conduct of third parties not attributable to Enérgya. Furthermore, the Client hereby entitles Enérgya to access the OS Primary Concentrator, on its behalf.

4.	SETTLEMENTS AND METHOD OF PAYMENT

4.1	With respect to RC, Enérgya will provide the Client with a report stating the electricity effectively generated by the Facilities and sold on the Production Market during the preceding month in question (the “Report”). The Report will be forwarded to the Client as soon as Enérgya has said information according to the settlement calendars provided by the OS, OM and distributor or National Energy Commission (CNE). In the event of direct representation, the Client will directly receive from such OS, OM and distributor or CNE the settlements for electricity sold on the Production Market. For all other indirect representation situations the Client, during five days following closure of the settlement by the OS, OM and distributor or National Energy Commission (CNE), for the previous month (m), and once Enérgya has received the relevant settlement amounts, will issue an invoice to Enérgya as RC for the month in question, payable by Enérgya within ten days following receipt. Enérgya will charge the Client for any amounts that may be debited thereto or incurred as OM financing, pursuant to RD 485/2009, of 3 April, including any other amounts debited to Enérgya and payable by the Client. Said amount will be deducted from the amount payable as RC to the Client.

4.2	With respect to RS Enérgya, within five days following closure of the settlement for the OS, OM and distributor or National Energy Commission (CNE), applicable to the previous month (m), and once Enérgya has received the relevant settlement amounts, will provide the Client with an invoice indicating the RS settlement applicable to the previous month (m), plus Value Added Tax and any other applicable duties, which will be payable by the Client within ten days following the issue date of Enérgya’s invoice. If the Parties disagree as to any settlement items or amounts, the Debtor Party will in each case notify in writing the reasons justifying such difference, before the date it is obliged to pay the Creditor Party, quantifying the amount charged to each; the Debtor Party will pay any undisputed settlement amount by the deadline foreseen. Upon receipt of the Debtor Party’s writ, the Creditor Party will reply in writing within a maximum of ten days in relation to such difference, indicating whether or not it agrees with the same. In any case, once the dispute is resolved through negotiations or, otherwise, in court, any amount to be paid or returned, as the case may be, as a result of such resolution, will accrue default interest. Any amounts due and not paid will be subject to the legal default interest rate published by the Bank of Spain, levied on the amount due and not paid since the date when payment should have been made and until the effective payment date. This interest will accrue daily and will be settled and payable on the payment date of the outstanding invoice. Furthermore, the Parties hereby agree to settle any financial items derived from performance of this Agreement, within a maximum of forty-five days following its effective termination.

5.	CONTRACTUAL TERMINATION

5.1	The following will constitute events of termination of the Agreement, as well as mutual agreement of the Parties and any other cases foreseen by law:

i.	A definitive loss by either Party of any licences, permits or administrative authorisations required to exercise its respective activities.

ii.	The uninterrupted continuation of an event of force majeure preventing total performance of the Agreement for longer than forty-five days.

iii.	A breach by either Party of the obligations foreseen in this Agreement if, once ten days have elapsed since the other Party requested that the breach be remedied, such remedy has not taken place.

iv.	In the event that either Party notifies the other by authentic means of the impossibility of being able to regularly and promptly fulfil its obligations.

v.	Further to Clause 1.4 of the General Terms, in the event that the Client challenges, expressly and by authentic means, a change in the RS, RC and RB, if any, as foreseen in this Agreement, or applicable regulations prevent Enérgya from performing the representation services foreseen herein.

vi.	In the event that: (a) one of the Parties waives payment of its general debt, or a specific type of debt, or announces its wish to do so without having applied for bankruptcy proceedings; or (b) a resolution is passed to commence the dissolution process of either Party, or (c) an attachment is ordered over all or most of the assets of one of the Parties; or (d) either Party ceases its business.

vii.	In the event that, as a result of a merger or transfer of all or part of either Party’s assets to another company, the Party’s credit risk is insufficient to cover the commitments foreseen in this Agreement, or the new resulting company does not undertake each and every one of the obligations of this Agreement.

viii.	In the event of a breach of the provisions established in Clause 1.5 of the General Terms, Enérgya may apply for termination at any time, and in any case Enérgya will be released from any liability that may arise as a result of such breach.

5.2	Termination of this Agreement, for any cause, will not release the Parties from any settlement, invoicing, remuneration, payment and adjustment obligations that remain outstanding at the termination date. Such obligations will be fulfilled and settled as soon as possible following the contractual termination date and, in any case, no later than one month thereafter; in any case, the settlement intervals applied by the OM, OS and distributor or CNE at the time will be taken into account.

5.3	If the Agreement is terminated in advance for a reason other than as foreseen in Clauses 5.1.ii) and/or 5.1.v) above, the Party in breach- consequently causing such early termination- will indemnify the other for any direct and indirect loss and damage suffered as a result of this termination; the Party Not In Breach will be in charge of objectively calculating such indemnification.

5.4	In the event of early termination of this Agreement, the Party Not In Breach will be entitled to set off any amounts due as indemnification against any other amounts due by the Party Not In Breach to the Party In Breach. The Parties hereby agree that the Party In Breach may not demand that the Party Not In Breach pay any amount, until the Party In Breach has effectively paid the entire indemnification referred to in this clause, including any other payment obligation owed by the Party In Breach to the Party Not In Breach.

6.	DATA PROCESSING

6.1	The Client hereby agrees that Enérgya may use its data, pursuant to applicable regulations, which will be processed and incorporated by Enérgya into the relevant automated files it owns. Any automated data collection and processing will be directed at ensuring the successful outcome of the contractual relationship established with the Client, as well as Enérgya’s management, administration and provision of the object of the Agreement, and delivery, by traditional and/or electronic means, of any technical, operating and commercial information on the products and services offered both by Enérgya and its group companies. Furthermore, the Client hereby expressly authorises Enérgya to fully record, using any technically valid support to that effect, any telematic communications and instructions involving the Client, during the use of any service with Enérgya or other group company. The Client is hereby acknowledged, and may exercise, its rights of access, cancellation, rectification and challenge by providing written notice to Enérgya.

7.	MISCELLANEOUS

7.1	Any relevant communications for contractual purposes exchanged by the Parties will be made in writing and sent by bureaufax, whereas communications made for operating purposes may be made by fax or e-mail, or by any of the means made available by Enérgya to the Client, as foreseen in Clause 2 of the General Terms. The Parties’ representatives, indicated in the Specific Terms, will be the only persons entitled, for and on behalf of each Party, to issue and receive any communications, instructions, consultations and/or notification of incidents that may arise during performance of this Agreement; any steps taken by other parties will be totally invalid and ineffective. For the purposes of sending summons and delivering/receiving notifications or communications, the Parties hereby provide the fax numbers and e-mail addresses indicated in the Specific Terms of this Agreement, for communication purposes. Any change with respect to what is agreed and consolidated in the Specific and/or General Terms will not be effective, unless it is expressly authorised by the other party and formalized in writing.

7.2	Neither Party may assign its contractual position under this Agreement to a third party, unless the other Party has provided its prior, express and written consent. Without prejudice to the foregoing the Client hereby expressly agrees that Enérgya may assign its contractual position under this Agreement to any company of the Villar Mir Group that is likewise duly authorised to act as its representative.

7.3	If the Client deregisters any of the Facilities from the competent registry, it will duly notify Enérgya one month before the effective deregistration date, at all times following the procedures foreseen for this purpose by the OM, OS and CNE.

7.4	The Client hereby authorises Enérgya to provide the Services covered by this Agreement, accordingly empowering it to act before the OM, OS and CNE. In any case, this power of attorney will be terminated in the event of revocation, upon completion of the Agreement or if it is otherwise rendered null and void for any other cause foreseen in the Agreement or in applicable laws or regulations, or in an administrative or judicial order. Without prejudice to the foregoing, Enérgya will be specifically entitled to carry out, on behalf of the Client and following the invalidity of the Agreement in the foregoing terms, any steps that may be strictly indispensable to complete the processing of any settlements or other matters that may remain outstanding as a result of the transactions executed to date.

7.5	During the term of the Agreement, the Client may not be bound, in relation to the Facilities, to any entity that is legally entitled to purchase or own the electricity generated by the facilities adhered to the Agreement, other than Enérgya, through any contractual form.

7.6	The Parties hereby mutually authorise each other to set off any amounts arising from this Agreement against any other amounts outstanding or due by virtue thereof, or derived from other contractual relations.

7.7	All the information contained in this Agreement and any related thereto or to its performance, as well as its terms and conditions, will be deemed confidential during the term of this Agreement and for two years thereafter.

7.8	In the event that the Facilities constitute sources of renewable energy or high-efficiency co-generation sources, as foreseen in Article 3 of Order ITC/1522/2007, the Client undertakes to apply to the National Energy Commission, before 31 January each year (or any other date established at the time) for the issue of guarantees for the source of electricity generated by the Facilities each year, in accordance with the application procedure established in current laws at all times, provided that this Agreement remains in full force for the parties. Furthermore, the Client will transfer said source guarantees, assigned to the Facilities, to Enérgya, before 15 March each year (or any other date that may be established at the time), as foreseen in applicable law.

7.9	This Agreement will be governed by Spanish law. For the resolution of any matter that may arise in relation to the interpretation or performance of this Agreement, the Parties will submit to the competence of the Courts and Tribunals of the city of Madrid, expressly waiving any other forum to which they may be entitled.

7.10	In the event that, as a result of a regulatory change, or change in market rules, occurring after the signature of this Agreement, the settlements of electricity sales need to obligatorily foresee or include any surcharge, supplement or taxes whatsoever, or these need to be added thereto, the Parties hereby agree that they will be paid by the Party that is obliged under applicable law or, in the absence of specific provisions, the Parties will negotiate who will bear the same.

7.11	In the event that any of the provisions of this Agreement is declared null and void by any competent court or authority, it will be deemed as not included and the nullity of such provision will not affect in any way the other provisions of the Agreement. In such case, the Parties undertake to negotiate in good faith, in accordance with the spirit of the Agreement, in order to provide an alternative wording to the void clause.

In witness whereof, both parties hereby sign these General Terms, along with the Specific Terms, both of which constitute an integral and inseparable part of the Agreement, on two copies and for a single purpose, on the dates indicated below.

By ENÉRGYA VM GENERACIÓN (By Proxy)

[Signed]

Ms. María Luisa Huidobro Arreba (DNI: 052293600-B)

Empowered according to a Public Deed executed by the Notary Public in Madrid, Mr. Antonio Luis Reina Gutiérrez, under number 6,152 of his official records, dated 4 November 2010.

Date: 30 June 2012

By HIDRO NITRO ESPAÑOLA, S.A. (the CLIENT) (By Proxy)

[Signed]

Mr. José Luis González-Haba González (DNI: 24.071.407-K)

Empowered according to a Public Deed executed by the Notary Public in Madrid, Mr. Martín Recarte Casanova, under number 322 of his official records, dated 15 February 2011.

Date: 30 June 2012

ADDENDA TO THE REPRESENTATION AGREEMENT DATED 30 JUNE 2012

1. CLIENT DETAILS

Identity/Company Name	Hidro Nitro Española S.A.	CIF	A-80420516
Registered address	Paseo de la Castellana nº 259-D, planta 49, 28046 Madrid	Company registration details	Madrid, Tome 2933, Folio 175, Sheet M- 50335

2. FACILITY DETAILS

See Agreement.

3. TYPE OF REPRESENTATION

Following the publication of Royal Decree-Law 2/2013, of 1 February, on urgent measures in the electricity system and financial sector, the Parties have agreed to adjust the sale option as follows:

Before the
	Market Operator (“OM”)	System Operator (“OS”)	Distributor or CNE
Tariff (Art. 24.1.a) of RD 661/07)	Indirect	Indirect	Direct

4. CLIENT REMUNERATION (RC)

RC (€) = LIQOM+LIQOS

5. VALIDITY AND EFFECTIVE DATE

This Addenda will be valid as of its signature date, with retrospective effects pursuant to the provisions established in Royal Decree-Law 2/2013. Consequently, the Agreement will apply insofar as it is consistent with the provisions of this Addenda.

In witness whereof, both parties hereby sign these Specific Terms, along with the General Terms, both of which are an integral and inseparable part of the Agreement, on two copies and for a single purpose, on the dates indicated below.

By ENÉRGYA VM GENERACIÓN (By Proxy)	By HIDRO NITRO ESPAÑOLA, S.A. (the CLIENT) (By Proxy)

[Signed]	[Signed]

Ms. María Luisa Huidobro Arreba (DNI: 052293600-B)	Mr. José Luis González-Haba González (DNI: 24.071.407-K)

Empowered according to a Public Deed executed by the Notary Public in Madrid, Mr. Antonio Luis Reina Gutiérrez, under number 6,152 of his official records, dated 4 November 2010.	Empowered according to a Public Deed executed by the Notary Public in Madrid, Mr. Martín Recarte Casanova, under number 322 of his official records, dated 15 February 2011.

Date: 6 February 2013	Date: 6 February 2013

(TRANSLATION)

AGENCY AGREEMENT	Special Terms and Conditions

1. CUSTOMER DETAILS

Name / Company name	Hidro Nitro Española, S.A.	CIF	A-28022796
Registered office	Paseo de la Castellana 259 D, Torre Espacio planta 49 28046 Madrid	Registration details of the company	Madrid, Volume 2,933; Folio 175; Sheet M-50335, Entry 400

2. DATA OF FACILITIES

Facility	Ariéstolas	El Ciego	Arias 1	Arias II	Barasona
Holder	Hidro Nitro Española, S.A.
CIF	A28022796
Special Reg. Code	RE-000156	RE-000157	RE-000159	RE-000160	RE-000158
RD	DT 1” RD 661/2007 (RD 436/2004)
Group	b.4	b.4	b.4	b.4	b.5
Power (kW)	6,120	3,400	6,375	6,375	22,100

3. DURATION

This Agreement enters into force on 1 July 2012 and ends on 31 December 2013, but may be extended by mutual agreement between the parties.

4. TYPE OF REPRESENTATION

Before the
	Market Operator (“OM”)	System Operator (“OS”)	CNE (National Energy Commission)
Market (art. 24.1.b of RD 661/07)	Direct	Indirect	Direct

3.1 Enérgya agrees to deposit and maintain during the term of this Agreement the legally established guarantees before the OM and OS, if the type of representation is Indirect. In all other cases, this commitment will be fully undertaken by the Customer.

3.2 In case of a change in the type of energy sale option in relation to the situation prior to this Agreement, the Customer agrees to apply for, within the shortest possible time after its signing, to the Directorate General for Energy and Mines Policies, the modification in the entry in relation with the sale option chosen by the Facilities, and furthermore, to inform both the OM and OS or any entity that may at the time be appropriate, the type of representation held by Enérgya in relation with the Customer and the authority vested for such purpose.

3.3 For the purposes of this Agreement, Direct representation means that the Customer directly undertakes all relations with OM, OS and CNE (National Energy Commission) for purposes of settlements, guarantees or any other obligation. Meanwhile, Indirect representation implies that Enérgya shall act as representative of the Customer before OM, OS or CNE, accepting the obligations agreed to in this Agreement.

5. REMUNERATION OF REPRESENTATION SERVICES

4.1 The Parties agree to the following remuneration formula for representation services of all the Facilities under this contract:

Enérgya shall invoice the Customer monthly, an amount equal to 2% of the monthly income for production (LIQOM + LIQOS + LIQCNE), provided that the Customer’s Total Income up to such month is less than 8 M€.

Enérgya shall invoice the Customer monthly, an amount equal to 6% of monthly income for production (LIQOM + LIQOS + LIQCNE), provided that the Customer’s Total Income up to such month are greater than 8 M€ and less than 10.5 M€.

Enérgya shall invoice the Customer monthly, an amount equal to 8% of monthly income for production (LIQOM + LIQOS + LIQCNE), provided that the Customer’s Total Income up to such month are greater than 10.5 M€ and less than 12 M€.

Enérgya shall invoice the Customer monthly, an amount equal to 10 % of the monthly income for production (LIQOM + LIQOS + LIQCNE), provided that the Customer’s Total Income up to such month is less than 12 M€.

Where,

LIQOM (€): Total amount of the settlement made by the OM for the Facilities for the energy actually matched in the Production Market.

LIQOS (€): Total amount of the settlement made by the OS for the energy actually exported to the transmission and distribution network by the Facilities.

LIQCNE (€): Total amount of the settlement made by the CNE (National Energy Commission) in respect of Special Regime Equivalent Premium for energy actually exported to the transmission network and distribution network by the Facilities.

ENÉRGYA VM GENERACIÓN, S.L. (previously CÉNTRICA ENERGÍA GENERACIÓN, S.L.U) CIF B-84070036 with registered address in Madrid, calle Ribera del Loira, No.6, and registered in the Companies Registry of Madrid in Volume 20330, Folio 185, Sheet.M-359488.

AGENCY AGREEMENT	Special Terms and Conditions

4.2 The Customer accepts the obligation to report at least two (2) hours before the start of each Timeline, if an order has been sent thereto to limit its flow or production.

4.3 The Customer authorizes Enérgya to carry out, in any case, charges for the RS through the bank account it holds.

5. REMUNERATION OF CUSTOMER (RC)

RC (€) = LIQOS

6. CONTACT DETAILS

Implementation and operation

ENÉRGYA. 24h/7.Ribera del Loira, 6. 28042 Madrid (Tel.: 91 722 3949/50 / Fax: 91 722 3901/pret@energya.es

CUSTOMER. Alonso Zapatero Soria / HIDRONITRO ESPAÑOLA, S.A. Polígono Industrial Las Paúles s/n 22400 Monzón, Huesca. / Tel.: 974 400050 / Fax: 974 41 187 / azapatero@ferroatlantica.es

Settlement and invoicing

ENÉRGYA. Ignacio Sánchez / Ribera del Loira, 6. 28042 Madrid / Tel.: 91 722 39 20 / Fax. 91 722 3901 / liquidaciones@energyavm.es

CUSTOMER. Alonso Zapatero Soria / HIDRONITRO ESPAÑOLA, S.A. Polígono Industrial Las Paúles s/n 22400 Monzón, Huesca. / Tel.: 974 400050 / Fax: 974 41 187 / azapatero@ferroatlantica.es and operacines@vmenergia.es

7. OTHER TERMS OF THE AGREEMENT

8.1	By means of this Agreement, the Customer expresses its commitment to endeavour making its best efforts to participate in the complementary services of deviation management and tertiary regulation with the Facilities, provided it is authorised to do so by the OS and the necessary administrative bodies qualifying the Facilities as manageable. Consequently, the Customer authorizes Enérgya, by signing this agreement, to undertake on its behalf all the necessary steps before the OS or other bodies as appropriate, aimed at enabling the Facilities to provide the previously cited services.

8.2	Amendment to the clauses 2.2 and 2.3 of the General Terms and Conditions, which shall read as follows:

2.2 In order for Enérgya to perform its functions, the Customer agrees to provide any information Enérgya may require in order to fulfil the obligations under this Agreement, including, in particular:

(i) Before the Contract Start Date and on each anniversary thereof if extended, the Customer will deliver to Enérgya its production estimate for the Facility, with a monthly breakdown insofar as possible, for the twelve (12) months of the following year, and the operation, maintenance and unavailability agenda planned for the Facilities.

(ii) Notwithstanding the foregoing, prior to D-2 day of the changing month, the Customer shall notify Enérgya the production target of the Facility within a Timeline (biweekly or weekly), which may be modified throughout the month based on production conditions, and always with a prior notice period of two (2) before the start of each Timeline. Should the Customer fail to carry out the said notification to Enérgya, the production target will be deemed to be, including the limitations of flow or production, equal to that notified in the immediately preceding period.

(iii) Notwithstanding the foregoing, the Customer must notify Enérgya, no later than 9:00 am on “D-1” day of its EREF win relation to each of the hourly scheduling periods of the next “D” day. The EREF shall be communicated to Enérgya by the Customer through the Generators Web of Enérgya (or failing that, via e-mail or recorded conversation). If the Customer does not communicate any EREF to Enérgya, Enérgya will consider that the EREF for each hourly scheduled period for “D” day will be the EEREF of the day before. Enérgya will not be able to bid above the maximum or below the minimum power scheduled by the Customer in any of the segments of the markets referred to in this Agreement.

(iv) The Parties agree that Enérgya shall only be required to nominate a change of production hourly schedule in the immediate aftermath intraday market (EREFEXTRA) provided that this change on the EREF, being subsequently reported after the close of the daily market session, results from abnormal and unforeseen circumstances in production.

2.3 Enérgya will perform whatever actions it deems necessary or desirable to complete under optimal market conditions, on behalf of the Customer, the sale in the Production Market of electric energy produced in the Facility subject to the provisions of the Agreement and current legislation, always working to achieve the maximum benefit for the Customer.

Enérgya shall orchestrate the sale of the electricity produced by the Facilities through the formulation of bids in the daily, intraday, complementary services and system-setting services markets (the “Production Market”). It may do so in an aggregate and joint form, with offers of other Facilities, which it also represents, without the Customer being able to require individualized formulation of Enérgya sales offers for all or part of its electricity production. Enérgya shall enjoy full autonomy in the provision of the contracted Service, being it expressly authorized by the Customer to change the nominations and bids for the purchase and sale of the Facilities in the Production Market regarding the EREF effectively communicated by the Customer.

Enérgya will communicate to the Customer any changes made to the EREF before the market in which they are to be negotiated via email or through the control centre. The Customer accepts all financial liability, which may arise from the settlement of the RS and RC due to failure to follow up the changes in its production schedule informed by Enérgya in accordance with the preceding paragraph.

ENÉRGYA VM GENERACIÓN, S.L. (previously CÉNTRICA ENERGÍA GENERACIÓN, S.L.U) CIF B-84070036 with registered address in Madrid, calle Ribera del Loira, No.6, and registered in the Companies Registry of Madrid in Volume 20330, Folio 185, Sheet.M-359488.

AGENCY AGREEMENT	Special Terms and Conditions

8.4	The Parties agree to amend clause 4, which shall read as follows:

4.1 Regarding the RC, for cases of direct representation, the Customer will receive directly from such OS, OM and distributor or CNE, the payments for energy sold in the Production Market. For the other cases of indirect representation, the Customer shall, within five days from the completion of the settlement of the OS, OM and distributor or National Energy Commission (CNE), for the previous month (m) and following receipt by Enérgya of the corresponding amounts for such settlements, forward an invoice to Enérgya for RC in respect of such month, which shall be payable by Enérgya within ten days from receipt thereof. Enérgya shall pass on to the Customer the amounts, if any, that are charged for financing the OM, according to RD 485/2009, of 3 April and other amounts that are charged to Enérgya and that should be paid by the Customer. This amount will be deducted from the amount of RC to be satisfied by the Customer.

4.2 Enérgya will forward, before the issuance of the RS invoice, a report on the settlements made by the OM and OS, which shall include the amount of the settlement of the electricity produced by the Facility and sold in the Production Market during the five (5) previous timelines (hereinafter, the “Report”). In the event that these five (5) timelines exceed in total more than thirty-five (35) days, Enérgya will be required to submit a report with the settlement on the energy produced in the previous month.

In consideration of the RS, Enérgya within 5 days from the issuance of the report mentioned in the previous paragraph and provided that the closing of the settlement of the OS, OM and corresponding National Energy Commission (CNE) has occurred in accordance with the affected timelines, and that Enérgya has received the corresponding amounts for such settlements, the Customer will be given an invoice with the RS settlement corresponding to the 5 timelines mentioned above. This invoice will additionally include Value Added Tax and any other taxes applicable, if any, and shall be payable by the Customer within ten days from the date of issue by Enérgya of the invoice in question.

4.3 In case of disagreement between the Parties on the items or amounts of any settlement, the Debtor shall notify in writing in each case the reasons for such discrepancy before the date on which it was required to pay to the Creditor, quantifying the impact of each of them and the Debtor must pay on time the part that is not under dispute. Having received the letter from the Debtor, the Creditor shall reply in writing within a period of ten days in connection with the discrepancy, indicating compliance therewith or not. In any case, the dispute being resolved, by way of negotiation, or otherwise, by legal means, default interests will be applied to any amount to be paid or returned, where appropriate, because of that decision. The statutory rate of default interest published by the Bank of Spain on amounts due and unpaid will be applied to all amounts due and unpaid, from the date on which the payment should have been made until the effective date of payment. Such interest shall accrue daily, shall be settled, and must be paid on the date on which the payment of the unpaid invoice is made. Moreover, the Parties agree to settle all economic concepts derived from the execution of this contract within a maximum period of forty-five days from the effective termination thereof.

8.5	The Parties agree to amend clause 8.3 of the General Terms and Conditions, which shall read as follows:

5.3 In the event of Early Termination of the Contract for any reason other than those provided in clause 5.1. ii), and / or 5.1.v) above, the Defaulting Party and therefore causing the early termination shall indemnify the other party for all direct and indirect damages and losses incurred as a result of the resolution, the non-defaulting party being liable for the objective determination of such compensation. By way of criminal clause, and additionally to the previously established, the non-defaulting party shall be entitled to claim from the defaulting party the equivalent of a compensation corresponding to the average daily IA of the non-defaulting party in the period between the effective dates of ordinary termination of the Contract, multiplied by the number of days between those dates.

8.5	The parties expressly acknowledge the ability to repay sums due and owed to each other and to other companies belonging to their business groups. The parties expressly acknowledge the ability to repay sums due and owed to each other and with other companies belonging to their business groups. Particularly, in relation to Enérgya, the group companies referred to above shall be limited to, Enérgya VM Gestión de Energía S.L.U. and Enérgya VM Energías Especiales S.L.U.

In addition, in proof of compliance with the above, both parties sign these Special Conditions, along with the General Terms, Conditions, being both terms and conditions inseparable, and integral parts of the Agreement. They sign a duplicate copy and for one single purpose on the dates indicated below.

By ENÉRGYA (PP)

Ms Maria Luisa Huidobro Arreba (National ID (DNI) No.: 05229360-B)

Attorney-in-fact by Public Deed executed by the Notary of Madrid,
Mr Antonio Luis Reina Gutiérrez, with protocol number 6152 of
04 November 2010
Date

By THE CUSTOMER (PP)

Mr Jose Luis González-Haba González (National ID (DNI) No.: 24.071.407-K)

Attorney-in-fact by Public Deed executed by the Notary of Madrid,
Mr Martin María Recarte Casanova, with protocol number 2735 of
24 November 2008
Date

ENÉRGYA VM GENERACIÓN, S.L. (previously CÉNTRICA ENERGÍA GENERACIÓN, S.L.U) CIF B-84070036 with registered address in Madrid, calle Ribera del Loira, No.6, and registered in the Companies Registry of Madrid in Volume 20330, Folio 185, Sheet.M-359488.